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                                                                  Exhibit 4.19
                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         This Assignment and Assumption Agreement, dated as of June 25, 1999 (this "Agreement"), is between AES Ironwood, Inc., a Delaware corporation (the "Assignor"), having its principal office at 829 Cumberland Street, Lebanon, Pennsylvania 17042, and AES Ironwood, L.L.C., a Delaware limited liability company (the "Assignee"), having its principal office at 1001 North 19th Street, Arlington, Virginia 22209.

                              W I T N E S S E T H:

         WHEREAS, the Assignor is party to that certain Maintenance Program Parts, Shop Repairs and Scheduled Outage TFA Services Contract, dated as of September 23, 1998 (the "Maintenance Services Contract"), with Siemens Westinghouse Power Corporation;

         WHEREAS, the Assignor desires to assign to the Assignee, and the Assignee desires to assume, all of the Assignor's right, title and interest in, to and under the Maintenance Services Contract.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby act and agree as follows:

         1. Assignment. The Assignor hereby conveys, assigns and transfers to the Assignee and its successors and assigns all of the Assignor's right, title and interest in, to and under the Maintenance Services Contract.

         2. Assumption. The Assignee hereby accepts the foregoing assignment, transfer and conveyance of the Assignor's right, title and interest in, to and under the Maintenance Services Contract, and the Assignee hereby agrees and confirms that it shall be bound by all the terms of, and undertake, assume and accept all of the rights, obligations and liabilities of, the Assignor under the Maintenance Services Contract whether arising before, on or after the date of this Agreement.

         3. Release and Waiver. The Assignee hereby releases and forever discharges the Assignor from all claims and liabilities arising out the Maintenance Services Contract, and the Assignee hereby waives any and all claims it may have against the Assignor now existing or hereafter arising out of the Maintenance Services Contract.

         4. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment.

         5. Further Assurances. The Assignor agrees to take all such further reasonable actions and execute and deliver all such further documents as are necessary to effectuate the purposes of this Agreement.


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         6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York except any such laws that would direct the application of the law of another jurisdiction.

         7. Successors and Assigns. This Agreement shall bind the Assignor and its respective successors and assigns and inure to the benefit of the Assignee and its successors and assigns.

         8. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

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         IN WITNESS WHEREOF, the Assignor and the Assignee have executed this
Agreement by their duly authorized representatives as of the date and year first above written.

                                      ASSIGNOR:


                                      AES IRONWOOD, INC.,


                                       By: /s/ Patricia L. Rollin
                                           --------------------------
                                           Name: Patricia L. Rollin
                                           Title: Vice President


                                       ASSIGNEE:


                                       AES IRONWOOD, L.L.C.


                                       By: /s/ Patricia L. Rollin
                                           --------------------------
                                           Name: Patricia L. Rollin
                                           Title: Vice President


                      [ASSIGNMENT AND ASSUMPTION AGREEMENT]


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CONSENT, ACKNOWLEDGMENT AND AGREEMENT:
--------------------------------------

         Siemens Westinghouse Power Corporation hereby (i) consents to the assignment contemplated by this Agreement, (ii) acknowledges the assumption contemplated by this Agreement and (iii) agrees that the Assignor shall have no liability for any claim now existing or hereafter arising under the Maintenance Services Contract.

SIEMENS WESTINGHOUSE POWER CORPORATION



By:  /s/ James Mackey
     ---------------------
     Name:  James Mackey
     Title: Director Project Management